UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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ELECTRONIC ARTS INC.
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Commencing on July 16, 2021, Electronic Arts Inc. will use the following supplemental information in communicating with certain stockholders.

Dear Stockholder:

Electronic Arts Inc. (“we”, the “Company” or “EA”) is holding its 2021 annual meeting of stockholders (the “Annual Meeting”) on August 12, 2021. On June 25, 2021, we filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission in connection with our Annual Meeting, which is available, along with our 2021 annual report to stockholders, at https://materials.proxyvote.com/ or on our investor relations website at https://ir.ea.com/financial-information/annual-reports-and-proxy-information/default.aspx and we have posted a supplemental Stockholder Outreach Presentation on our Investor Relations website at https://ir.ea.com.

EA’s Say-On-Pay Responsiveness

In response to the 2020 say-on-pay vote, we conducted extensive outreach with our stockholders from the summer of 2020, throughout 2020 and 2021. Following the 2020 annual meeting, we invited 34 of our top institutional stockholders collectively holding approximately 56% of our common stock to have additional calls with our engagement team and members of the Compensation Committee and Nominating and Governance Committee. We had calls with stockholders collectively holding approximately 46% of our common stock, with members of the Board of Directors participating in calls with our largest institutional stockholders collectively holding 35% of our common stock.

In response to the stockholder feedback, the Compensation Committee took decisive steps:

•Confirmed we have no plans or intentions to utilize special equity awards. Consistent with this approach, no special equity awards were granted in fiscal year 2021 following our 2020 annual meeting, and we have no plans or intentions to grant any special equity awards to any of our named executive officers (“NEOs”). We deem special equity awards to be extraordinary occurrences that should be highly targeted and used only in the unique and rare circumstance to address significant competitive pressures to retain our top critical executive talent.

•Strengthened the long-term performance incentive by adding two additional performance metrics (net bookings and operating income) to our fiscal year 2022 performance restricted stock unit (“PRSU”) program to align with our broader business strategy.

•Increased alignment of executive’s interests with long-term stockholders by increasing the vesting period for PRSU awards to three-year cliff vesting, beginning fiscal year 2022 and thereafter.

•Eliminated the lookback feature from the relative total shareholder return (“TSR”) component of our fiscal year 2022 PRSU program.

•Increased threshold and adjusted the relative TSR payout scale to better align with market and peer practices for the relative TSR component of our fiscal year 2022 PRSU program.

•Enhanced disclosure of our annual bonus program structure, non-financial goals, and how payouts are determined.

•Amended our Executive Bonus Plan, effective for fiscal year 2022, to cap NEO bonuses at 2x their target bonus percentage.

•Increased our stock ownership guidelines from 5x base salary to 10x for our CEO, and from 2x base salary to 3x for our other NEOs.

•Expanded our Clawback Policy to cover cash incentives, as well as equity incentives.

Acting in the Best Interest of EA’s Stockholders

EA’s Board of Directors, the Compensation Committee and our management are committed to acting in the best interest of EA’s long-term stockholders. We operate in a highly competitive market and industry, and in a geographic region, Silicon Valley, that is exceptionally competitive for executive talent. Attracting and retaining innovative, highly-talented and high-performing executives in this competitive and rapidly evolving market is critical to both our short-term and long-term success.

In a year like no other, EA delivered a record fiscal year 2021, increasing net bookings over 15% from the prior fiscal year (more than $600 million above original expectations), delivered 13 major games and had more than 42 million new players join our network. In addition, we completed significant acquisitions to grow the company and achieved record employee satisfaction scores across the organization, all against the backdrop of stay-at-home orders and a fully distributed workforce. We look forward to continuing to execute well through fiscal year 2022 with player excitement for the Company’s upcoming titles.

The Board of Directors and the Compensation Committee believe that the NEOs’ exceptional leadership managing the Company and our global employees was critical in driving the Company’s many successes this year despite the extreme challenges of the COVID-19 pandemic. Throughout fiscal year 2021, our NEOs executed strategies to address employee health, safety and wellbeing, business continuity, risk mitigation, security, and information technology to respond to the rapidly evolving situation of the pandemic, while at the same time delivering on our title plan, growing our live services business, and generating strong financial performance. We were able to retain this exceptional team together, aligning their interests with those of long-term stockholders in large part due to the compensation program designed and implemented by the Compensation Committee and the Board. We also made the wellbeing of our workforce our top priority with COVID-19 support payments, enhanced paid sick time and mental health support, paid time off for caregiving reasons, among other benefits.

Because we are a global leader in digital interactive entertainment and a pioneer in the gaming industry, our executives, seasoned leaders with deep industry experience and expertise, are prime targets for recruiting from large technology companies that are headquartered in the San Francisco Bay Area, including companies like Alphabet, Apple and Facebook that are striving to expand their interactive entertainment capabilities, as well as emerging growth companies and mature technology companies.

We also understand compensation is only one factor in the ability to successfully recruit and retain our executive talent. Our Board is actively engaged in succession planning for our executive team and in building a deep bench of talent within our leadership team. However, the Board and the Compensation Committee believe it is critically important that they have the ability to maintain flexibility in this competitive talent market.

For the foregoing reasons, we firmly believe support for our say-on-pay proposal is warranted and we ask that you vote FOR the advisory vote to approve NEO compensation.